Exhibit 99.1

JOINT FILING AGREEMENT

A-III Investment Partners LLC, C-III Capital Partners LLC, C-III REIT Manager LLC, Island C-III Manager LLC, Anubis Advisors LLC, Island Capital Group LLC and Andrew L. Farkas, in compliance with Rule 13d-1(k) of the Securities and Exchange Commission, hereby agree that the statement on Schedule 13D to which this Agreement is attached as an exhibit is, and any amendments thereto filed by any of us will be, filed on behalf of each such person or entity, that each such person or entity is responsible for the timely filing of the Schedule 13D and any amendments thereto and for the completeness and accuracy of the information concerning such person or entity contained therein.

Date: February 9, 2015

A-III INVESTMENT PARTNERS LLC By: /s/ Edward Gellert Name: Edward Gellert Title: President	C-III CAPITAL PARTNERS LLC By: Island C-III Manager LLC, its Manager By: /s/ Jeffrey P. Cohen Name: Jeffrey P. Cohen Title: President
C-III REIT MANAGER LLC By: /s/ Jeffrey P. Cohen Name: Jeffrey P. Cohen Title: Managing Director ISLAND C-III MANAGER LLC By: /s/ Jeffrey P. Cohen Name: Jeffrey P. Cohen Title: President	ANUBIS ADVISORS LLC By: /s/ Jeffrey P. Cohen Name: Jeffrey P. Cohen Title: President ANDREW L. FARKAS /s/ Andrew L. Farkas Signature
ISLAND CAPITAL GROUP LLC By: /s/ Jeffrey P. Cohen Name: Jeffrey P. Cohen Title: President